Exhibit 21.1

SUBSIDIARIES OF CORTINA SYSTEMS, INC.

Cortina Acquisition Sub, Inc. (Delaware)

Cortina Network Devices Sdn Bhd (Malaysia)

Cortina Network Systems Private Limited (India)

Cortina Network Systems (Shanghai) Co., Ltd. (China)

Cortina Network Systems (Shenzhen) Co., Ltd. (China)

Cortina Systems Co., Ltd. (Japan)

Cortina Systems Corporation (Canada)

Cortina Systems HK Limited (Hong Kong)

Cortina Systems (Korea) Limited (Korea)

Cortina Systems International (Cayman Islands)

Cortina Systems Taiwan Limited (Taiwan)